EXHIBIT 23








                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Union Carbide Corporation



We consent to the incorporation by reference in each of the Registration Statements of Union Carbide Corporation on Form S-3 (Nos. 33-26185, 33-60705 333-17309 and 333-59635), and on Form S-8 (Nos. 2-90419, 33-22125, 33-38714,
33-53573, 33-58931, 333-02829, 333-38493, 333-38495 and 333-74079) of our
reports dated January 22, 1999, relating to the consolidated balance sheets of Union Carbide Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, appearing and incorporated by reference in the Annual Report on Form 10-K of Union Carbide Corporation for the year ended
December 31, 1998.






                                                    KPMG LLP



Stamford, Connecticut
March 25, 1999